Exhibit 5.1

ROPES & GRAY LLP 1211 Avenue of the Americas New York, New York 10036-8704 WWW.ROPESGRAY.COM

April 7, 2015

The Habit Restaurants, Inc.

17320 Red Hill Avenue, Suite 140

Irvine, California 92614

Re:	The Habit Restaurants, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form

S-1 (Registration No. 333-202706) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,750,000 shares of Class A common stock, $0.01 par value per share (the “Class A Common Stock”), of The Habit Restaurants, Inc., a Delaware corporation (the “Company”), including 750,000 shares of Class A Common Stock that may be purchased at the option of Piper Jaffray & Co., Robert W. Baird & Co. Incorporated, Wells Fargo Securities, LLC, Raymond James & Associates, Stephens Inc. and Stifel, Nicolaus & Company, Incorporated. All 5,750,000 shares of Class A Common Stock to be registered pursuant to the Registration Statement are being offered by certain selling stockholders of the Company (the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders party thereto and Piper Jaffray & Co., Robert W. Baird & Co. Incorporated and Wells Fargo Securities, LLC, as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

The Habit Restaurants, Inc.	- 2 -	April 7, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP